EXHIBIT 2 - MARCH 13, 1996 AGREEMENT

                               Page 35 of 37 Pages

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                                101 PARK AVENUE
                                  SIXTH FLOOR
                           NEW YORK, NEW YORK  10178
                      (212) 697-5200; FAX (212) 697-9035


                                                        March 13, 1996


Mr. Raymond J. Skiptunis,
  Chief Executive Officer
Digital Solutions, Inc.
4041-F Hadley Road
South Plainfield, NJ  07080

Dear Mr. Skiptunis:

     This letter shall confirm the various understandings of the undersigned as follows:

     1. Katie and Adam Bridge Partners, L.P. (the "Partnership") hereby tenders to Digital Solutions, Inc. (the "Company") and the Company hereby accepts from the Partnership for cancellation, the Partnership's 12% Contingent Convertible Subordinated Note (the "Note") in consideration for $1,098,111.11 in immediately available funds, representing payment of $1,000,000 in principal, $51,000.00 in interest from December 30, 1994 through November 28, 1995 (12% per annum) and $47,111.11 in interest from November 29, 1995 to March 13, 1996 (16% per annum). The parties acknowledge that the Partnership has heretofore tendered to the Company a lost note affidavit with respect to the Note, and that such affidavit serves as delivery of the Note for payment.

     2. The Common Stock Purchase Warrant, which was issued by the Company to the Partnership simultaneous with the execution and delivery of the Note, is hereby deemed amended to reduce the exercise price contained therein from $2.59 to $1.90 per share (the "Partnership Warrant"). In furtherance thereof, immediately following the execution and delivery of this letter agreement, the Company will issue a replacement Partnership Warrant reflecting such amended exercise price.

     3. The Company hereby covenants and agrees that it shall include the shares of Common Stock underlying the Partnership Warrant and the similar warrants issued to each of the investors of the Company's December 1994 private placement which was placed by Sands Brothers (collectively, the "Warrantholders") in the registration statement which is required to be filed by the Company in connection with its current private placement of securities, a portion of which private placement has already been consummated, and in which private placement such registration is required.


                               Page 36 of 37 Pages

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     4. Sands Brothers hereby assigns its (i) 25,000 warrants issued in connection with the 1993 Partnership loan to the Company; (ii) its 66,666 warrants issued in connection with the 1993 Reg. S offering of the Company; and
(iii) its remaining 106,565 warrants issued in connection with the 1993 Reg. D offering of the Company, each exercisable at $0.75 per share, to Ponderosa Partners, L.P. ("Ponderosa"). Upon execution and delivery of this letter agreement, and delivery of the foregoing warrants for cancellation, the Company shall issue new warrants in favor of Ponderosa evidencing the right to acquire such 25,000, 66,666 and 106,565 shares of the Company's Common Stock, in the form attached hereto, and the Sands Brothers warrants will be deemed cancelled.

     5. The Company shall pay Littman Krooks & Roth, P.C. the sum of Seven Thousand Five Hundred ($7,500) Dollars.

     6. This letter is in full and complete satisfaction with all matters relating to the Note and the Partnership Warrant accruing prior to the date hereof.

     Please indicate your acceptance to the foregoing by signing in the space provided below and returning a fully executed copy of this letter to the undersigned.

                                    Very truly yours,


                                    Katie and Adam Bridge Partners, L.P.
                                    By:  K&A Bridge Partners Corp.,
                                          General Partner



                                    By:   \s\ Charles L. Robinson
                                          --------------------------------
                                          Charles L. Robinson
                                          Administrator

                                    Sands Brothers & Co., Ltd.



                                    By:   \s\ Gary Franklin
                                          --------------------------------
                                          Authorized Officer

Accepted and Agreed

Digital Solutions, Inc.


By: \s\ George Eklund
    -------------------------
      Authorized Officer

                               Page 37 of 37 Pages